EXHIBIT 10.96

                     CLINICAL RESEARCH SERVICES AGREEMENT


       This agreement ("Agreement") is made this 25th day of January, 1999, by and between Carrington Laboratories, Inc., with its principal executive offices located at 2001 Walnut Hill Lane, Irving, Texas 75038 ("Sponsor"or "Carrington"), and PPD Pharmaco, Inc., a Texas corporation with its principal executive offices located at 3151 17th Street Extension, Wilmington, North Carolina 28412 USA ("PPD Pharmaco").

       WHEREAS,   Sponsor  is  engaged  in  the  development,  manufacture,
  distribution, and sale of pharmaceutical products; and

       WHEREAS, PPD Pharmaco is a contract research organization engaged in the business of managing clinical research programs; and

       WHEREAS, Sponsor wishes to retain the services of PPD Pharmaco to perform clinical research services in connection with the clinical research Study entitled "A Double-Blind, Randomized, Placebo-Controlled Study Of The Safety And Efficacy Of Three Dose Regimens Of Oral Aliminase In The Treatment Of Active Ulcerative Colitis" ("Study") to be conducted pursuant to Sponsor's Study Protocol #9084 incorporated herein by reference ("Protocol"); and

       WHEREAS, PPD Pharmaco is willing to provide such services to Sponsor in accordance with the terms and conditions of this Agreement;

       NOW, THEREFORE, for good and valuable consideration contained herein, the exchange, receipt and sufficiency of which are acknowledged, the parties agree as follows:


  1.   Services.

       1.1 - PPD Pharmaco shall perform services as set forth in the Statement of Services and Description of Services attached as Exhibit A and incorporated herein by reference ("Services"). PPD Pharmaco shall provide said Services in compliance with the Protocol, this Agreement, the written instructions of Sponsor, PPD Pharmaco's Standard Operating Procedures ("SOPs"), and all applicable laws, rules, and regulations. SOPs are subject to revision by PPD Pharmaco in which case PPD Pharmaco shall notify Sponsor of revision. If any such SOP revision can be reasonably expected to affect the budget or timelines for the Study, PPD Pharmaco shall submit to Sponsor revised cost estimates or timelines for the relevant Services which will become a part of this Agreement upon written approval by Sponsor. The current SOPs for conducting and monitoring clinical trials are available for review upon request by Sponsor.

       Upon mutual agreement in writing, the parties may conduct the Study under Sponsor's SOPs. In such case, Sponsor shall provide prompt and reasonable training to any PPD Pharmaco personnel subject to such SOPs at Sponsor's expense.

       1.2 - To the extent that any of Sponsors obligations under 21 C.F.R.
  312.52 consist of Services that are to be performed by PPD Pharmaco under this Agreement, such obligations are hereby transferred by Sponsor to PPD Pharmaco for purposes of 21 C.F.R. Section 312.52.

       1.3 - In the event that PPD Pharmaco is requested or required to perform services beyond those which are specifically set forth in this Agreement, any such additional services and a compensation schedule therefor must be mutually agreed upon by the parties in writing prior to the provision of said services. Said mutually agreed upon writing shall be an addendum to this Agreement and the services set forth therein shall be deemed to be Services as the term is used in this Agreement.

       1.4 - Sponsor may audit PPD Pharmaco and/or one or more investigational sites participating in the Study, provided Sponsor gives prior written notice of any such audit to PPD Pharmaco and any investigational site to be audited. PPD Pharmaco shall cooperate fully in any such audit provided said audits are performed during PPD Pharmaco regular working hours.

  2.   Compensation and Payment.

       2.1 - For its performance of Services under this Agreement, PPD Pharmaco shall receive compensation as set forth in the Payment Schedule attached as Exhibit B and incorporated herein by reference.

       2.2 - PPD Pharmaco shall submit to Sponsor an invoice describing the indirect pass through costs and expenses incurred during a particular month on a monthly basis and Sponsor shall pay said invoices within thirty (30) days of receipt. Investigator initiation costs and central lab costs will be invoiced upfront and shall be due upon sponsor s receipt of invoice.

       2.3 - In the event this Agreement is terminated pursuant to Section 3 below, PPD Pharmaco shall be compensated for all fees and costs due pursuant to the Payment Schedule as of the effective date of termination. Additionally, Sponsor shall reimburse PPD Pharmaco for any and all amounts that it pays to third parties for uncancellable obligations that PPD Pharmaco made with respect to the Study and with the approval of Sponsor; provided however, that the preceding portion of this sentence shall not be applicable if this Agreement is terminated (i) by PPD Pharmaco without cause or (ii) by either party because PPD Pharmaco is the subject of any of the events specified in Section 3.3 or (iii) by Sponsor with cause. Any funds held by PPD Pharmaco which shall be shown by Sponsor to be unearned at the date of termination shall be returned to Sponsor within forty-five (45) days of termination of this Agreement.

       2.4 - In the event the Study is terminated early or reduced in scope, in addition to any and all other compensation and reimbursement due under this Agreement, Sponsor shall pay to PPD Pharmaco an amount, as determined by PPD Pharmaco in good faith, to represent costs and expenses incurred as a result of said early termination or reduction in scope, including by way of example but not limited to, unforeseen down time and reassignment of PPD Pharmaco dedicated Study personnel ("Termination Expenses"). Said Termination Expenses shall not exceed 15% of the total fees (excluding pass through expenses and any fee payments already made to PPD Pharmaco) PPD Pharmaco would have received pursuant to this Agreement had the Study continued full scope until completion. The foregoing provisions of this Section 2.4 shall not be applicable if the Study is terminated early because of a termination of this Agreement (i) by PPD Pharmaco without cause or (ii) by either party because PPD Pharmaco is the subject of any of the events specified in Section 3.3 or
  (iii)by Sponsor with cause, or because the Food & Drug Administration ("FDA") withdraws its authorization and approval to perform the Study, or because any adverse reaction or side effect resulting form the use of the Study drug is of such magnitude or incidence as to warrant termination of the Study in the sole opinion of the Sponsor.

       2.5 - Payments to PPD Pharmaco shall be made to:

            PPD Pharmaco, Inc.
            P.O. Box 75468
            Charlotte, North Carolina  28275-5468
            Tax ID# 74-2325267

       2.6 - Taxes (and any penalties thereon) imposed on any payment made by Sponsor to PPD Pharmaco shall be the responsibility of PPD Pharmaco.

  3.   Term and Termination.

       3.1 - The term of this Agreement shall commence as of the date hereof and end upon completion of the Services unless earlier terminated in accordance with this Section 3.

       3.2 - This Agreement may be terminated with or without cause by either party upon thirty (30) days prior written notice.

       3.3  - This Agreement may be terminated by either party upon fifteen
  (15) days prior written notice if the other party becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, files or has filed against it (and does not obtain a dismissal within ninety (90) days) a petition in bankruptcy, or has a receiver appointed for it or a substantial part of its assets.

       3.4 - In the event of a material breach of this Agreement by either party, the other party may terminate this Agreement, either immediately or as of a future date, by giving the breaching party written notice of termination, which notice shall state the effective date of termination of this Agreement. Any such termination shall constitute a termination with cause.

       3.5 - Upon termination of this Agreement, PPD Pharmaco shall cooperate with Sponsor to provide for an orderly wind-down of the Services provided by PPD Pharmaco hereunder.

       3.6 - The obligations of the parties contained in Sections 2.6, 3.5, 3.6, 5, 6, 7, 8, 11, 13, and 21 hereof shall survive termination of this Agreement.

  4.   Personnel.

       4.1 - The Services with respect to the Study shall be performed by PPD Pharmaco under the direction of the person identified as the Project Manager or such other person acceptable to Sponsor as PPD Pharmaco may from time to time designate the Project Manager.

       4.2 - PPD Pharmaco shall be obligated at all times to provide a sufficient number of trained clinical research personnel to meet the demands of the Study.

       4.3 - PPD Pharmaco shall not subcontract or assign any Services without the prior written consent of Sponsor, such consent not to be unreasonably withheld.
       4.4 - During the period in which the Study is being conducted, neither party shall recruit, hire or employ any personnel of the other who is material to the performance of the particular Study without the prior written consent of the other party.

  5.   Confidentiality.

       5.1 - PPD Pharmaco agrees to treat any confidential information obtained from Sponsor or gathered or generated by PPD Pharmaco as a direct and sole result of performing the Services under this Agreement, including, without limitation, confidential commercial, scientific, medical and technical information and data relating to Sponsor, a Study drug or the Study (all such data and information together with any information derived therefrom, exclusive of computer software or code developed by PPD Pharmaco unless specifically included, to be referred to herein as the "Information"), as the confidential and exclusive property of Sponsor.

       5.2 - PPD Pharmaco agrees that it will use any Information only to provide the Services and for no other purpose without the prior written consent of Sponsor. PPD Pharmaco agrees not to disclose any of the Information to any third party without first obtaining the written consent of Sponsor. PPD Pharmaco further agrees to take all reasonable steps to ensure that the Information shall not be used by its directors, officers, employees, agents, representatives and advisors, except on like terms of confidentiality as aforesaid, and that it shall be kept fully private and confidential by them.

  The above provisions of confidentiality shall not apply to that part of the Information which PPD Pharmaco is able to demonstrate by documentary evidence:

     a) was fully in PPD Pharmaco's possession prior to receipt from Sponsor; or

     b) was in the public domain at the time of receipt from Sponsor; or becomes part of the public domain through no fault of PPD Pharmaco, its directors, officers, employees, agents, representatives or advisors; or

     c) is lawfully received by PPD Pharmaco from some third party having a right of further disclosure; or

     d) is developed by PPD Pharmaco independent of the Information and the Study; or

     e)   is required by law to be disclosed.

       5.3 - PPD Pharmaco agrees that upon termination of this Agreement or, at Sponsor's request, it shall return to Sponsor all Information provided by Sponsor in documentary form, as well as all Information gathered or generated by PPD Pharmaco in connection with the Study, and return or destroy any copies thereof made by or for PPD Pharmaco. Notwithstanding the foregoing, PPD Pharmaco may retain copies of any such Information as is reasonably necessary for regulatory or insurance purposes or as PPD Pharmaco deems necessary to demonstrate the satisfaction of its obligations hereunder, all subject to the ongoing obligation to maintain the confidentiality of such Information.

            5.4 - PPD Pharmaco acknowledges that disclosure or distribution of the Information or use of the Information contrary to the terms of this Agreement may cause irreparable harm for which damages at law may not be an adequate remedy, and agrees that the provisions of this Agreement prohibiting disclosure or distribution of the Information or use contrary to the provisions hereof may be specifically enforced by a court of competent jurisdiction in addition to any and all other remedies available at law or in equity.

  6.   Intellectual Property.

       6.1 - PPD Pharmaco hereby assigns to Sponsor all rights PPD Pharmaco or its directors, officers, employees, agents or representatives may have in any invention, technology, know-how or other intellectual property directly and solely resulting from PPD Pharmaco's provision of the Services hereunder and agrees to assist Sponsor, at Sponsor's expense, in obtaining or extending protection therefor, provided, however, that such assignment shall not pertain to computer software or code unless specifically agreed upon herein. PPD Pharmaco represents that it has and will continue to have agreements with its directors, officers, employees, agents and representatives to effectuate the terms of this Section and shall enforce such agreements to provide Sponsor with the benefit of this Section.

       6.2 - Neither anything contained herein nor the delivery of any Information to PPD Pharmaco shall be deemed to grant PPD Pharmaco any right or licenses under any patents or patent applications or to any know-how, technology or inventions of Sponsor.

            6.3 - PPD Pharmaco agrees that Sponsor will own and have unrestricted free right to use for all purposes the material, data and information generated or created directly and solely as part of the Services, provided, however, that such unrestricted free right to use shall not pertain to computer software or code unless specifically agreed upon herein. PPD Pharmaco represents and warrants that it is entitled to deliver the material, data and information to be delivered as part of the Services hereunder for Sponsor's free use.

  7.   Publication.

       7.1 - PPD Pharmaco may not publish any articles or make any presentations relating to the Services or referring to data, information or materials generated as part of the Services, in whole or in part, without the prior written consent of Sponsor. PPD Pharmaco shall not disclose publicly or utilize in any advertising or promotional materials the existence of this Agreement or PPD Pharmaco's association with Sponsor or use Sponsor's name or the name of any of its divisions, products or investigations except with Sponsor's prior written consent.

       7.2 - Sponsor may use, refer to and disseminate reprints of scientific, medical and other published articles that disclose the name of PPD Pharmaco consistent with U.S. copyright laws, provided that such use does not constitute an endorsement of any commercial product or service by PPD Pharmaco.

  8.   Indemnification.

       8.1 - Sponsor shall indemnify PPD Pharmaco, its directors, officers, employees, and agents for any and all damages, costs, expenses and other liabilities, including reasonable attorney's fees and court costs, incurred in connection with any third-party claim, action or proceeding arising from this Agreement or PPD Pharmaco's connection to the Study, provided however, that Sponsor shall have no obligation hereunder with respect to any claim, action or proceeding based on or arising from the negligence or intentional misconduct on the part of PPD Pharmaco or any of its directors, officers, employees, agents or representatives or breach by PPD Pharmaco of any of its obligations under this Agreement or any agreement between PPD Pharmaco and any third party.

       8.2 - PPD Pharmaco shall indemnify Sponsor, its directors, officers and employees for any and all damages, costs, expenses and other liabilities, including reasonable attorney's fees and court costs, incurred in connection with any third-party claim, action or proceeding based or arising from the negligence or intentional misconduct of PPD Pharmaco or any of its directors, officers, employees, agents or representatives or breach of PPD Pharmaco of any of its obligations under this Agreement.

       8.3 - Any party liable to provide indemnification hereunder shall be entitled, at its option, to control the defense and settlement of any claim on which it is liable, provided that the indemnifying party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of the claim as the disposition or settlement relates to the party being indemnified. The indemnified party shall reasonably cooperate in the investigation, defense and settlement of any claim for which indemnification is sought hereunder and shall provide prompt notice of any such claim or reasonably expected claim to the indemnifying party.

  9.   Independent Contractor Relationship.

       The parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturer. Both parties agree that they shall neither have the power or right to bind or obligate the other, nor shall either hold itself out as having such authority.

  10.  Conflicts.

       PPD Pharmaco represents and warrants to Sponsor that PPD Pharmaco is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement. During the term of this Agreement, PPD Pharmaco (i) will not enter into any agreement that would in any way restrict its ability to provide Services under this Agreement and (ii) will not enter into any other agreements to provide study services in connection with ulcerative colitis that would adversely affect its ability to meet the timelines established for Sponsor's Study.

  11.  Publicity.

       Except as required by law, neither party shall use the name of the other party nor of any employee of the other party in connection with any publicity without the prior written approval of the other party.

  12.  Force Majeure / Delays.

       12.1 - In the event either party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, lockouts, labor troubles, restrictive government or judicial orders, or decrees riots, insurrection, war, Acts of God, inclement weather or other similar reason or a cause beyond such party's control, then performance of such act shall be excused for the period of such delay. Notice of the start and stop of any such force majeure shall be provided to the other party.

       12.2 - To the extent either party is delayed for reasons as set forth above or for other reasons beyond the control of the affected party, any timeline or milestone obligations of said party shall be extended for a period of time equal to the number of days of the delay.

  13.  Record Storage.

       13.1 - During the term of this Agreement, PPD Pharmaco shall maintain all materials and all other data obtained or generated by PPD Pharmaco in the course of providing the Services hereunder, including all computerized records and files, in a secure area reasonably protected from fire, theft and destruction. PPD Pharmaco shall cooperate with any internal review or audit by Sponsor and make available to Sponsor for examination and duplication, during normal business hours and at mutually agreeable times, all documentation, data and information relating to the Study.

         13.2 - At the expiration or termination of this Agreement and upon written instruction of Sponsor, all materials and all other data and information obtained or generated by PPD Pharmaco in the course of providing the Services hereunder shall, at Sponsor's option, be (i) delivered to Sponsor at its Research and Development offices in Irving, TX in such form as is then currently in the possession of PPD Pharmaco,
  (ii) retained by PPD Pharmaco for Sponsor for a period of three years, or
  (iii) disposed of, at the direction and written request of Sponsor, unless such materials are otherwise required to be stored or maintained by PPD Pharmaco as a matter of law or regulation. Sponsor shall have sole responsibility for the costs of shipping of the materials referred to herein. Sponsor shall retain and be responsible for the performance of any carrier designated by Sponsor for the shipping of materials. In no event shall PPD Pharmaco dispose of any materials or data or other information obtained or generated by PPD Pharmaco in the course of providing the Services hereunder without first giving Sponsor sixty (60) days prior written notice of its intent to do so. Notwithstanding the foregoing, PPD Pharmaco may retain copies of any of the materials referred to herein as are deemed reasonably necessary, in PPD Pharmaco s sole reasonable discretion, for regulatory or insurance purposes or to demonstrate the performance of its obligations hereunder, subject to its ongoing obligation to maintain the confidentiality of such materials.

  14.  Debarment.

       14.1 - PPD Pharmaco hereby certifies that it has not been debarred, and has not been convicted of a crime which could lead to debarment, under the Generic Drug Enforcement Act of 1992, 21 United States Code ss306(a) and (b). In the event that PPD Pharmaco or any of its officers, directors, or employees under contract to perform Services under the Study becomes debarred or receives notice of action or threat of action with respect to its debarment, PPD Pharmaco shall notify Sponsor immediately. If PPD Pharmaco is the subject of such debarment or threatened debarment, Sponsor shall have the option of terminating this Agreement with cause, either immediately or as of a future date selected by Sponsor, by giving PPD Pharmaco written notice of termination, which notice shall state the effective date of termination of this Agreement. If one or more individuals are the subject of such debarment or threatened debarment, PPD Pharmaco shall, if Sponsor so requests, terminate the participation of such individual(s) in the Study.

       14.2 - PPD Pharmaco hereby certifies that it has not utilized, and will use its reasonable best efforts not to utilize, the services of any individual or entity in the performance of services under this Agreement that has been debarred or that has been convicted of a crime which could lead to debarment under the Generic Drug Enforcement Act of 1992, 21 United States Code ss306(a) and (b). In the event that PPD Pharmaco receives notice of the debarment or threatened debarment of any such individual or entity, PPD Pharmaco shall notify Sponsor immediately and shall, if Sponsor so requests, terminate the participation of such individual or entity in the Study.

  15.  Notices.

       Any notice required or permitted to be given hereunder by either party hereunder shall be in writing and shall be deemed given on the date received if delivered personally or by fax or five (5) days after the date postmarked if sent by registered or certified U.S. mail, return receipt requested, postage prepaid to the following applicable address:

       If to PPD Pharmaco: PPD Pharmaco, Inc.
                      3151 17th Street Extension
                      Wilmington, North Carolina  28412
                      Attention: CEO
                      Tel: (910) 251-0081
                      Fax: (910)762-5820


       If to Sponsor:      Carrington Laboratories, Inc.
                      2001 Walnut Hill Lane
                      Irving, Texas  75038
                      Attention: Dr. Bill Yates
                      Tel: (972) 650-7312
                      Fax: (972) 717-0997

  16.  Governing Law.

       This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the State of Texas.

  17.  Severance.

       If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, provided the surviving agreement materially comports with the parties original intent.

  18.  Waiver.

       Waiver or forbearance by either party or the failure by either party to claim a breach of any provision of this Agreement or exercise any right or remedy provided by this Agreement or applicable law, shall not be deemed to constitute a waiver with respect to any subsequent breach of any provision hereof.

  19.  Changes and Modification.

       No changes or modifications of this Agreement shall be deemed effective unless in writing and executed by the parties hereto.

  20.  Assignment.

       This Agreement may not be assigned by either party without the prior written consent of the other party, provided, however, either party may assign this Agreement to a successor to such party's business interests.

  21.  Arbitration.

       In the event that any dispute arises hereunder or with respect to the Services to be provided as set forth herein, the parties agree to submit such dispute to binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association in Austin, Texas. The parties shall be entitled to conduct reasonable discovery, in accordance with the Federal Rules of Civil Procedure, prior to the arbitration hearing and the Federal Rules of Evidence The decision of the arbitrators shall be final and binding and enforceable by any court of competent jurisdiction.

  22.  Entire Agreement.

       This Agreement represents the complete and entire understanding between the parties regarding the subject matter hereof and supersedes all prior negotiations, representations or agreements, either written or oral, regarding this subject matter.

       IN WITNESS THEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers as of the date set forth above.



  ACCEPTED:

  PPD Pharmaco, Inc.                      Carrington Laboratories, Inc.

  By    /s/ Paul S. Covington, M.D.       By:  /s/ Carlton E. Turner, Ph.D.

  Name:     Paul S. Covington, M.D.       Name:    Carlton E. Turner, Ph.D.

  Title:    Sr. VP Med Affairs/C.S.O.     Title:    President/CEO

  Date:     January 21, 1999              Date:     January 25, 1999

                                  EXHIBIT A

         A Double-Blind, Randomized, Placebo-Controlled Study Of The
              Safety And Efficacy Of Three Dose Regimens Of Oral
         Aliminase[TM] In The Treatment Of Active Ulcerative Colitis



                               Protocol:  9084



                                Prepared For:
                           Dr. Kenneth (Bill) Yates
                        Carrington Laboratories, Inc.
                               1300 E. Rochelle
                              Irving, TX  75062



                               October 29, 1998
                        1st Revision: November 6, 1998
                       2nd Revision: November 19, 1998
                        3rd Revision: December 9, 1998
                        4th Revision: January 4, 1999
                        5th Revision: January 19, 1999

                                 Confidential

                                  B&C# 8388
                                   OVERVIEW

  Ulcerative colitis (UC) is an inflammatory disease of the colon that affects about 0.05 to 0.1% of the general population. Lifelong sporadic flare-ups with fever, cramps, weight loss and persistent rectal bleeding and diarrhea with severe inflammation of the colon characterize ulcerative colitis. The cause of UC is unknown and although mild to moderate disease usually can be managed with prednisone, mesalamine or sulfasalazine; there is no cure.

  Aliminase[TM] is an investigational compound under development by Carrington Laboratories, Inc. Aliminase[TM] is extracted from the gel of the aloe barbadensis plant. When applied topically, acemannan has been demonstrated to have an anti-inflammatory effect in an animal model. A pharmacokinetic Study in dogs, demonstrated that orally administered Aliminase[TM] coats the entire GI tract. In sufficient quantities, Aliminase[TM] could coat the mucosa of the colon and produce a localized anti-inflammatory effect. Subsequent studies in Dextran Sulphate-induced colitis in a mouse model confirmed that Aliminase[TM] reduced colonic damage in a dose-dependent manner that was at least as, if not more, effective than Sulfasalazine or Cyclosporin.

  An open-label clinical trial in which patients with active UC were treated with either 800 mg or 1600 mg of oral acemannan/day demonstrated statistically significant improvements in the disease activity index
  (DAI) and signs and symptoms evaluations in patients treated for four (4) weeks, no significant adverse events occurred during the trial. These results were sufficient to encourage further clinical investigation in the treatment of UC patients with Aliminase[TM] capsules.

  A large scale multi-center controlled trial was performed in 311 patients with active UC who were randomized to either placebo, 30 mg, 600 mg or 1200 mg of Aliminase[TM] capsules for 6 weeks. This Study, possibly due to variable and inconsistent dissolution of capsules, failed to show any significant differences between the groups in efficacy endpoints.

  With this in mind, Carrington Laboratories, Inc. has designed a clinical trial entitled:

     "A Double-Blind, Randomized, Placebo-Controlled Study Of The Safety And Efficacy Of Three Dose Regimens Of Oral Aliminase[TM] In The Treatment Of Active Ulcerative Colitis"

  Carrington and PPD Pharmaco agree that PPD Pharmaco shall manage and monitor this clinical trial. Additionally, PPD Pharmaco shall be responsible for handling the data management and biostatistics portion of the Study. This Study is a 6-week, double blind, randomized, placebo-controlled Study in which approximately 280 patients who are experiencing acutely active or relapsing UC will be treated with either oral placebo or oral Aliminase[TM]. The trial will be conducted in approximately 40 centers.

                            STUDY OBJECTIVES

  The objectives of the Study are to assess the safety and effectiveness of three dose regimens of Aliminase[TM] in the treatment of active UC. Safety will be measured by laboratory tests and documentation of adverse events. Efficacy will be measured by the following parameters: Disease Activity Index (DAI) and quality of life according to the Inflammatory Bowel Disease Questionnaire
  (IBDQ). Sigmoidoscopic examinations will be performed at screening and at week 6 or at withdrawal, at which time DAI scores will be recorded. IBDQ will be assessed and scores recorded at screening and at week 6 or at withdrawal.



                    Remainder of this page left blank

                            PROJECT ASSUMPTIONS

  1. PPD Pharmaco will manage and monitor the Study according to GCPs and PPD Pharmaco SOPs.
  2. Carrington will be responsible for the Study design and will write the Protocol.
  3.      PPD  Pharmaco  will  assist in the development of the case report form (CRF).
  4.      PPD Pharmaco will print and distribute the CRF.
  5.      PPD Pharmaco will design a standard template informed consent.
  6.      PPD Pharmaco will provide drug logs for site use.
  7. The final review and resolution of all changes to the informed consent form will be the responsibility of PPD Pharmaco subject to Carrington approval.
  8. PPD Pharmaco will prepare and set-up original investigator files per Carrington instructions. PPD Pharmaco will prepare and set-up investigator file copies per PPD Pharmaco SOPs.
  9. Randomization will begin no more than 2.5 months after the Protocol and informed consent form are finalized.
  10.     There will be 40 investigative sites.
  11.     At least 80% of investigational sites will use a Central IRB.
  12.     The enrollment rate is anticipated to be .9 patients per site per month.
  13.     Interim   monitoring  visits  will  occur  at  6-week  intervals,
          intervals may be compressed or expanded due to enrollment at a Study site.
  14. Each patient's CRFs will be retrieved only as a completed set. Patient data (CRFs) will not be retrieved as independent pages.
  15. The total PPD Pharmaco time commitment is expected to be approximately 16 months.
  16.     Carrington will have final authority to approve investigators.
  17. The delivery format of the database is assumed to be SAS datasets, where PPD Pharmaco has specified the variable names.
  18. SAS programs and interim datasets produced as part of the analysis are not deliverable. These could be provided but would need some additional effort for documentation.
  19. It is assumed that there will be 1 test transfer and 1 final data transfer. There will be no interim data transfers.
  20. The Integrated Clinical Statistical Report (ICSR) price is based on the following assumptions:
     * The report will be written using a template or format agreed upon by Carrington Labs and PPD Pharmaco. Any changes in the format after specifications have been reviewed and approved by Carrington may result in additional costs.
     * The report will be written from tables and listings provided by PPD Pharmaco
     * The Sponsor will receive one draft for review and one final version of the report
     *    The Sponsor will submit all review comments simultaneously

  21.     Central Laboratories price is based on the following assumptions:
     * Clear View Pregnancy test kits will be sent to each site and performed on 50% of subjects at Screening Visit
     *    Hematology panel includes an automated differential
     *    Federal Express cost will be directly passed on to the Sponsor
     *    Electronic  transmission  of  management  reports to Sponsor and
          CRO: $25.00 per transmission
     * Proposal does not include unscheduled/repeat visits, confirmation, or additional testing ordered by the Investigator, and as approved by the medical monitor
  22. Biostatistical assumptions concerning productions of tables, listings and graphs:
     * A select initial subset of the summary tables, listings and graphs (TLGs) not to exceed 25 will be finalized within 4 weeks of database lock. The timing for these will be:
       *       Week 1:  Print and final validation
       *       Week 2:  QC review, correct and ship to Sponsor for review
       *       Week 3:  Sponsor review
       *       Week 4:  Revise,  revalidate and ship final TLGs to Sponsor and give to medical writing
     *    For  the  rest  of  the  TLGs  the  following  schedule  will be followed:
       *       Week 1:    Print
       *       Week 2&3:  Final validation and corrections
       *       Week 4:    QC Review, correct and ship to Sponsor for review
       *       Week 5:    Sponsor Review
       *       Week  6&7: Revise, revalidate and give remaining final TLGs to medical writing
  23. This Agreement does not include data entry of CRF pages for screen failures.

                             PROJECT SPECIFICATIONS

  Protocol Title: A Double-Blind, Randomized, Placebo-Controlled Study Of The Safety And Efficacy Of Three Dose Regimens Of Oral Aliminase In The Treatment Of Active Ulcerative Colitis Protocol No. 9084


                             Study Specifications

  Protocol Number                9084
  Carrington Contact             Kenneth (Bill) Yates, D.V.M.
  PPD Pharmaco Contact           Patty Pasley, Director, Business
  Development
  Compound                       Aliminase
  Indication                     Active Ulcerative Colitis
  Program Phase                  II
  Study Design                   Double-Blind, Randomized, Placebo-
  Controlled, Safety &
   Efficacy Study
  Number of Screened Patients    350
  Number of Enrolled Patients    280
  Number of Completed Patients   280
  Number of Investigators        40
  Investigators  Meeting         Yes, 94 attending
  Approximate Number of
   Qualification Visits          40
  Type of IRB                    Local & Central
  Number of Initiation Visits    40
  Approximate Number Patients
   Per Site                      9
  Enrollment Period              7.7 Months
  Enrollment Rate                .9 Patients/Month
  Duration of Patient
  Participation                  1.5
  Months
  Interim Monitoring Frequency   Q6-8 Weeks
  Number of Interim Visits
   (excluding closeout visits)   7 Per
  Site (280 total)
  Number of Close Out Visits     40
  Estimated Number of Case
   Report Form (CRF) Pages
   Per Patient                   26
  Estimated Number of Unique
   Pages Per CRF                 16
  Estimated Number of CRF
   Pages for Data Entry          7,280
  Number of Statistical Tables   38
  Number of Statistical Listings 26
  Number of Statistical Figures  2
  Deliverable                    Clinical Statistical Report

                              PROJECT TIMELINES

                          Project Milestone Periods

  The program timeline is summarized in the table below.

  Activity
  Study Initiation              Jan. 1, 1999 - Mar. 30, 1999
  Investigator Meeting          February 1999
  Enrollment Period *           Mar. 31, 1999 - Nov. 25, 1999
  Treatment Period              Mar. 31, 1999 - Jan. 10, 1999
  Study Closeout                Jan. 11, 1999 - Feb. 10, 2000
  Biostatistics                 Feb. 11, 2000 - Mar. 25, 2000
  Clinical Statistical Report   Mar. 26, 1999 - May 5, 2000
  Total PPD Pharmaco Commitment -16.2 Months

  * Any extension to the enrollment period will result in contract modifications.


                              STATEMENT OF SERVICES
  The following lists the specific responsibilities assigned to Carrington () or PPD Pharmaco ().

   TASK LIST                                 Carrington PPD Pharmaco
  A.  IND/IDE
  1.  Prepare IND/IDE sections
  2.  Review IND/IDE applications
  3.  Submit IND/IDE to FDA
  4.  Prepare Investigator Brochure

  B.  Protocol
  1.  Design Study
  2.  Write Protocol
  3.  Approve Protocol
  4.  Prepare template informed consent

  C.  Case Report Form (CRF)
  1.  Design and draft CRFs
  2.  Finalize CRFs
  3.  Print and bind CRFs
  4.  Distribute CRFs to sites
  5.  Write CRF instruction guide

  D.  Site/Investigator Identification and Qualification
  1.  Develop list of potential sites/investigators
  2.  Select Study sites/investigators
  3.  Conduct site qualification visits
  4.  Provide written site evaluation reports
  5.  Discuss grant payments and contract with sites
  6.  Negotiate investigator grants, LOA, LOI
  7.  Prepare investigator contract

  E.  Pre-Study Activities
  1.  Collect regulatory documents (CVs, IRB approval, 1572)
  2.  Obtain IRB approval
  3. Review & evaluate for completeness all elements of informed consents for all sites
  4.  Contract with central laboratory
  5.  Set up project tracking system via RTMS

  F.  Test Article Management
  1.  Provide Study drug
  2.  Package Study drug
  3.  Label Study drug
  4.  Distribute Study drug to site
  5.  Store Study drug
  6.  Develop Drug Log
  7.  Manage Drug Records
  8.  Perform post-Study Study drug accountability
  9.  Destroy Study drug
  10.  Return unused supplies/Study drug to Carrington

  G.  Communications Management
         1.  Establish and test e-mail link
         2.  Attend Sponsor meetings

  H.  Investigators  Meeting
  1.  Plan investigators  meeting(s)
  2.  Prepare start-up information binders
  3.  Approve start-up information binders
  4.  Conduct investigators  meeting(s)
  5.  Present at investigators  meeting(s)

  I.  Study Initiation
  1.  Conduct site initiation visits
  2.  Provide and maintain site training of personnel
  3.  Review source documents - CRFs, Drug Records, etc.

  J.  Patient Recruitment
  1.  Develop and execute advertising plan              N/A
  2.  Refer potential patients to sites                 N/A

  K.  Project Management
  1.  Provide weekly updates via RTMS[TM]
  2.  Contribute Study information for monthly newsletter
  3.  Produce and distribute monthly newsletter to sites
  4.  Coordinate with central laboratory
  5.  Establish and maintain toll-free "Hot Line"       N/A       N/A
  6.  Establish and maintain 24 hour SAE phone line
  7.  Administer Investigator payments
  8.  Develop/Maintain Protocol Deviation database
  9.  Train the project team

  L.  On-Site Monitoring
  1.  Conduct interim on-site monitoring visits
  2.  Review  & verify 100% of available source documentation on all CRFs
  3.  Review Drug Records
  4.  Maintain site training of personnel
  5.  Conduct Study closeout visits
  6.  Provide written site monitoring reports

  M.  Site Management
  1.  Maintain phone log of clinical questions
  2.  Maintain phone log of questions regarding CRFs/logistics
  3.  Participate in scheduled conference calls
  4.  Provide document control of CRFs - log, track, archive
  5.  Perform pre-clinical review of CRFs    N/A        N/A
  6.  Perform clinical review of CRFs
  7.  Perform records management

  N.  Database Design
  1.  Design data collection system
  2.  Develop data collection system
  3.  Validate data collection system

  O.  Data Entry
  1.  Design data collection system
  2.  Develop data collection system
  3.  Validate data collection system
  4.  Enter and verify data

  P.  Data Management
  1.  Develop data cleaning system
  2.  Validate data cleaning system
  3.  Run edit system
  4.  Resolve edit questions
  5.  Document corrections to CRFs
  6.  Perform DM audits on data - electronic data compared to paper CRFs
  7.  Provide drug dictionary
  8.  Code laboratory values
  9.  Code concomitant drugs
  10. Provide adverse event dictionary
  11. Code adverse events
  12. Integrate/merge lab data

  Q.  Data Transfers
  1.  Format data according to Carrington format (SAS datasets)
  2.  Perform test data transfer
  3.  Perform final data transfer

  R.  Statistical Analysis
  1.  Provide Analysis Plan (mock tables, listings & graphs)
  2.  Produce and validate tables, listings and figures
  3.  Provide final analysis

  S.  Clinical/Statistical Reports
  1.  Provide draft Study report
  2.  Provide final Study report
  3.  Approve Study reports
  4.  Provide annual report
  5.  Retain final electronic data
  6.  Retain final electronic Study report (Carrington)

  T.  Regulatory Activities
  1.  Conduct GCP site audit(s)
  2.  Archive final Study documents
  3.  Record and process SAEs

  U.  Safety
  1.  Perform adverse event investigation
  2.  Assign adverse event causality
  3.  Maintain unblinding responsibility
  4.  Prepare SAEs reports for reporting to regulatory agency submission
  5.  Report serious adverse events to regulatory agency


                               PROJECT TEAMS

  *      Clinical Project Team
    PPD Pharmaco's clinical team (1 Project Manager, and 4 Clinical Research Associates) will be dedicated to this project. The following staffing chart for clinical management and monitoring of this Study is based on the assumptions provided in the request for proposal dated 15-October-1998. This staffing will be in effect from the initiation through the closeout of the Study, providing the information contained in the Request for Proposal is consistent with forecasted project specifics. Should the proposal assumptions change, staffing will be reviewed and modified accordingly, after appropriate discussions with Carrington.

    Proposed Clinical Project Team for Protocol 9084:



  *      Data Management Project Team
    PPD Pharmaco will provide a full data management project team complete with a project leader. The project leader acts as the primary contact person for all data management aspects of this project.

    Proposed Data Management Project Team for Protocol 9084:


                             DESCRIPTION OF SERVICES

  Please  refer  to  the  Statement  of Services for those activities to be
  conducted  by  PPD  Pharmaco.     Should Carrington require, PPD Pharmaco
  would be pleased to provide a cost estimate for additional services.

  Protocol

  *      Preparation of Protocol

    Should assistance be required, PPD Pharmaco has an experienced team of individuals who are available to provide Protocol preparation/finali-zation for Carrington.

  *      Informed Consent

    PPD Pharmaco will provide Carrington with a draft Informed Consent form containing all 14 required elements for their review and approval prior to submission to Ethics Committee by the Investigator.

  Case Report Form (CRF)

  *      CRF Design

    PPD Pharmaco in collaboration with Carrington will design and draft the CRF for Protocol 9084. A clinical project leader, biostatistician and CDM manager will be consulted on the design and content. The CRFs will be designed to capture all pertinent information in a format that allows for rapid review and data entry.

  *      Print CRF

    Following a final review by Carrington, PPD Pharmaco will print the copies of the Case Report Form on 3-ply NCR paper and ship to the investigator sites prior to initiation of the Study.

  Site/Investigator Identification and Evaluation

  *      Site/Investigator Identification

    PPD  Pharmaco  maintains  an  active  Investigator Recruitment Database
    (IRDB) consisting of more than 16,500 investigators worldwide. The information collected on each investigator includes: site demographics, professional profile, specialty certifications, research profile, staff personnel, facilities on site, data management experience, practice setting, research experience/interest and previous clinical trial experience. Post Study evaluations are also on file for investigators who have worked with PPD Pharmaco. The Study Monitor and the Project Manager complete these evaluations. This is a dynamic database that is continually expanded and updated. It is from this database, as well as from Sponsor lists and other external sources, that PPD Pharmaco derives a list of potential investigators for any particular Study. PPD Pharmaco will work closely with Carrington on all aspects of identifying the most appropriate investigators.

    Some of the areas of Physician Specialty and the number of investigators in our database include: Allergy/Immunology 240; Anesthesiology 300; Cardiology 493; Dermatology 436; Endocrinology 184; Family Practice 508; Gastroenterology 466; Geriatric Medicine 96; Infectious Disease 261; Internal Medicine 3,473; Medical Oncology 276; Neurology 479; OB/GYN 347; Orthopedic Surgery 104; Pediatrics 413; Psychiatry 623; Surgery 305; and Urology 150.

    The type and number of practice settings include: University Hospital 1,071; Other Hospital 742; Private, Solo, Group and Multi-Specialty combined 3,675; Nursing Home 135; VA/Military 351; TMO 446; Student Health Center 85; Urgent Care Center 124; Rehabilitation Hospital/Clinic 135; Mental Health Mental Retardation 87; Managed Health Care 243; and Surgical Center 159.

    PPD Pharmaco will identify investigators with a proven clinical Study record in managing and overseeing ulcerated colitis. Investigators will be chosen on their ability to provide both the necessary patient population and the appropriate Study staffing. Upon Carrington s approval, PPD Pharmaco will select 40 sites, and each site will recruit approximately 9 patients during the 7.7months of anticipated enrollment, an average of 1.2 patients/site/month.

  *  Select Study Sites/Investigators

    When the list of potential investigators has been compiled and passed through appropriate review by Project Management and Carrington, our project monitors will begin the process of recruiting the investigators. Rigorous telephone screening of potential investigators is performed by monitors prior to the on-site evaluation visits to determine their interest in, and suitability for, performing the Study. These telephone calls to prospective sites will allow an initial screening via assessment of critical factors such as availability, staff, facilities, patient population and clinical trial experience in the appropriate therapeutic area.

     The success of most programs is dependent upon the ability to identify the most qualified investigators who will be able to enroll a sufficient number of patients who meet criteria as specified by the Study Protocol and to provide quality data. PPD Pharmaco, in collaboration with Carrington, will use reasonable efforts and due diligence to ensure that each investigator selected is qualified to perform the services required.

  *      Site Qualification Visits

    Clinical research associates (CRAs) on the project team who have site evaluation experience will conduct comprehensive on-site visits to further evaluate the investigative site, meet with the Study personnel, review the Protocol, develop the patient recruitment plan, visit all the facilities required by the Protocol and review any other site qualifications deemed critical to the successful completion of the Study. The evaluator will then make final recommendations to the project team.

    PPD Pharmaco will perform the site qualification visits. The purpose of each visit will be to assess the Study facilities, the staff and the Principal Investigator for actual Protocol competency. During the visit, the PPD Pharmaco project team will ensure the following:

       *    The Principal Investigator's expertise
       *    The availability of knowledgeable support staff
       *    The adequacy of the facility to conduct a clinical trial
       *    The availability of the appropriate subject population
       * The Principal Investigator's understanding of the regulatory obligations as outlined on the FDA Form 1572 and specified by Carrington and PPD Pharmaco

    Written trip reports will be prepared and submitted to Carrington with the monthly status reports.

  *      Investigator Grants Coordination

    PPD Pharmaco will, in accordance with the investigator contract previously approved by Carrington, make all necessary payments to the investigator. Prior to payment, the Project Manager will verify the patient enrollment status at the site to ensure all payments are accurate and reflective of Study site activity.

  Pre-Study Activities

  *      Regulatory Document Collection

    PPD Pharmaco will collect and review all regulatory documents required under the United States Code of Federal Regulations (CFR) for each
    participating  investigator.   Critical documents for each site include
    the following:
       *      Protocol agreement page
       *      IRB approval letter together with a list of IRB members
       * A copy of the IRB-approved informed consent form to be used in the Study
       *      A signed FDA Form 1572
       *      Curriculum vitae for the principal and sub-investigators
       *      Laboratory certification and normal values

     Regulatory packets will be assembled and delivered to Carrington. Carrington shall submit all regulatory packets to the FDA. Once the appropriate regulatory documents have been submitted to the FDA, then Carrington will authorize shipment of the Study drug to each individual site. PPD Pharmaco would be happy to provide regulatory review of documents for authorization of Study drug shipment and submission of regulatory packet to the FDA. Should this service be requested, PPD Pharmaco would provide an estimate of these costs.

  *  Central Laboratory Coordination

     PPD Pharmaco will coordinate with the central laboratory, which will be ACM Medical Laboratory as designated by Carrington.

  Miscellaneous Clinical Supplies Management

  *  Miscellaneous Clinical Supplies Management

     PPD Pharmaco assumes Carrington will coordinate the purchase and distribution of clinical supplies to each individual site.

  Communications Management

  *  Communications Management

     PPD Pharmaco can provide electronic communications for e-mail, file transfer and direct system access to meet a wide variety of Sponsor needs. Internally all PPD Pharmaco employees have Internet access via a gateway to the Internet for external e-mail and file transfer connectivity. PPD Pharmaco can provide dial-in or dial-out solution using 28.8 modems either to our LAN environment or directly to our DEC systems. A secured Sponsor intranet is also available to access specific project status information can be developed using Internet technology. In addition similar facilities can be provided using Internet technology, or Lotus Notes for those Sponsors with such capabilities.

     Site/Investigators  Identification and Evaluation

  *      Investigators  Meeting

    PPD Pharmaco will organize and conduct an investigators meeting scheduled for a date to be determined. PPD Pharmaco will train the investigators and Study coordinators on key aspects of the Study Protocol and data collection on the CRFs. PPD Pharmaco anticipates sending a project team of 9 members to the investigators meeting. Moreover, PPD Pharmaco forecasts that approximately 5 members from Carrington will attend this investigators meeting. PPD Pharmaco has based the cost estimate to execute this investigators meeting on a per attendee fee of $1,750.00. This per attendee fee includes all travel expenses related to the meeting, actual on-site meeting expenses and all service fees incurred for the planning and executing of the meeting. Payment for this service is due in full prior to the investigators meeting and is included in the Study Payment Schedule as a separate line item.

  Study Initiation

  *      Site Initiation Visits

    PPD Pharmaco will perform an initiation visit at each site. The following areas will be reviewed with site personnel during the initiation visit:

       * Background information, including the Investigator Brochure for the Study drug and/or the product package insert(s)
       *      Protocol, Study procedures and associated forms
       *      Interim monitoring visit schedule
       *      Regulatory requirements
       *      CRF and source documentation
       *      CRF completion instructions
       *      Adverse event (AE) reporting
       *      Study drug accountability

    Training of all relevant site personnel will occur at this visit and on an ongoing basis throughout the trial. Carrington agrees that training shall be the primary responsibility of PPD Pharmaco.

    A total of 40 initiation visits will be conducted. Trip reports will be prepared within two weeks after each visit and sent to Carrington.

    Project Management

  *      Project Management

    A Project Manager will be assigned for the duration of the project and will serve as the central contact person. The Project Manager s responsibilities will include managing the technical and administrative aspects of the Study as defined by Carrington. The Project Manager will coordinate the organization, implementation and management of the Study. In addition, the Project Manager will interact directly with the Clinical Project Director, Medical Director, Project CRAs, Quality Assurance personnel, Data Management personnel, Medical Writing personnel and Biostatistics to ensure the effective and timely completion of the Study.

    The Project Manager will also perform the following project-specific activities:

       *      Project planning
       *      Preparation of the Study Operations Manual
       *      Coordination and assistance with personnel training
       * Coordination of the investigator meeting, to include travel and agenda planning
       *      Provision of monthly status reports to include:
         -        Regulatory document collection
         -        Site start-up status
         -        Enrollment status
         -        Monitor visit reports
         -        Site drug inventories
         -        Serious Adverse Events (SAEs)
         -        Number of CRFs retrieved
       * Review and sign timesheets, expense reports, and travel authorization
       * Review travel itinerary, trip reports, external correspondence and telephone reports, internal correspondence, follow-up letters, monthly travel calendars/plans and project staffing and utilization
       *      Assure all tracking logs are updated by the CRAs weekly
       * Facilitate all financial and contractual matters between Carrington and PPD Pharmaco (i.e. prepare Study specific invoices for payment at milestones met by PPD Pharmaco)

    This Agreement does not include the cost of travel of project team members to Carrington's offices for meetings during the conduct of this Study. Travel costs for these meetings will be billed at invoice total plus a nominal administration fee. At Carrington's request an estimate will be provided.

    On-Site Monitoring

  *      On-Site Monitoring

    Carrington requests that PPD Pharmaco perform all interim monitoring visits for this Study. Given the anticipated Study length of 1.5 months per patient, an enrollment period of 7.7 months and a monitoring frequency 6-8 weeks, PPD Pharmaco will be required to perform approximately 7 interim monitoring visits of 1-2 days duration per site. The CRA will perform the following tasks during each interim visit:

       *    Compare 100% of the CRFs to the source documents
       *    Review the CRFs and source documents for serious adverse events
       *    Perform drug accountability
       * Ensure appropriate signed informed consent form exists for each Study participant
       *    Review investigator Study files for completeness
       *    Ensure investigator compliance to the Study Protocol

    A total of 280 interim visits will be conducted. Trip reports will be prepared after each visit and sent to Carrington.

  *    Closeout Visits

    A final closeout visit will be conducted after all subjects have completed or have been discontinued from the Study and after all queries have been resolved. Each visit will include:

       *    Review and retrieval of all outstanding CRFs
       * Study drug accountability and preparation for the shipment of Study drug to Carrington
       *    Review of investigator's Study file for completeness
       *    Review of record retention per FDA requirements

    A total of 40 closeout visits will be conducted. Closeout visit reports will be prepared within two weeks after each visit and sent to Carrington.

  *  Total Number of Visits

  Site Visits                   Per Site        Total
  Qualification                 1               40
  Initiation                    1               40
  Interim Monitoring            7               280
  Closeout                      1               40
  TOTAL                         13              400


  Site Management

  *      In-House Site Management by Clinical Project Team

    Between  monitoring  visits,  investigators  will  be  called weekly to verify patient enrollment status, review Study progress, answer Protocol questions, discuss CRF completion and ensure the Study proceeds in a timely manner. Site contact reports will become part of the investigator file located at PPD Pharmaco. Additionally the PPD Pharmaco CRAs will be responsible for:

       *       Tracking and ordering Study drug and other supplies
       *       Tracking regulatory document revisions
       *       Writing trip reports
       *       Writing follow-up letters
       *       Providing query resolution
       *       Performing in-house second review of CRF s
       *       Participating in scheduled conference calls with Carrington
       * Tracking Protocol violations, CRF progression at site and PPD Pharmaco and tracking of query resolution
       *       Conducting audit of investigator files at PPD Pharmaco
       * Developing newsletter materials and distributing the newsletter to sites

    PPD Pharmaco will be responsible for all follow-up on action items identified during the monitoring visits.

  *      Clinical Review of CRFs and Query Resolution

    The CRF will be forwarded to the Clinical Project Manager or their designee who will evaluate the following elements:

       *      Accurate and appropriate documentation of AEs
       *      Overall subject Study drug and Protocol compliance
       * Proper identification and documentation of potential Protocol deviations or violations
       *      Accurate completion of inclusion/exclusion criteria
       *      Accurate transcription of CRF data
       *      Appropriate use of medical terminology
       *      Correlation of all clinical information
       *      Accuracy of any medication dosages

    The findings of the clinical review will be documented and forwarded to the Project CRAs for resolution.

    Data Management

  *      Data Management Plan

    The CDM Project Manager will compile a Data Management Plan that describes the processes and specifications to be used in the project. This includes documentation on the data dictionary; coding dictionaries to be used; the logic and processes for data review and validation; critical timelines and milestones; and timing and types of management reports. This Plan will be reviewed and finalized with input from Carrington and will be updated during the course of the project.

  *  Database Development

     Unless otherwise requested, the project database will be set up using ORACLE 7/Clintrial 3.3. The CRF and Protocol will be used to develop the specifications for this database. Panel definitions and field specifications will be produced by an experienced data manager utilizing the PPD Pharmaco standard Clintrial dictionary. Carrington's database specifications will be used if so desired. Specifications will be independently reviewed prior to installation.

  *  Data Entry

     Data entry screens and multiforms will be developed in Clintrial against the standard data dictionary, but customized to the Study CRF requirements. Independent, double data entry will be performed. The entry of the data from each CRF into the database will take place as CRFs are retrieved, to keep the database as current as possible. All data entry discrepancies will be resolved by PPD Pharmaco data management staff. Reports regarding data entry status and the database will be available as needed.

  *  Data Validation

     Validation (edit) checks and derivation procedures will be developed by PPD Pharmaco using SQL, RPL, or SAS procedures. The validation specifications will be developed taking into account the requirements of the analysis plan, a review of the Protocol and general experience. The validation specifications will be forwarded to Carrington for review and approval. The results from the validation process will be reviewed and queries will be generated for resolution.

  *  Importing Electronic Data

     Electronic data from central laboratories or other sources and any associated ranges will be imported and integrated into the Study database. PPD Pharmaco will provide validation checks as required and produce flagged listings as part of the data management and statistical reporting process.

  *   Coding of Drugs and Diseases

     Unless otherwise requested by Carrington, PPD Pharmaco will provide the coding dictionaries required for coding adverse events and concomitant medications. COSTART will be used to code adverse events and WHODRUG will be used to code concomitant medications. PPD Pharmaco will use its ORACLE-based autoencoding system to identify appropriate codes and insert them into the appropriate tables. The PPD Pharmaco autoencoding system maintains a synonym dictionary so as not to compromise Carrington's dictionaries. This synonym dictionary also contains multi-lingual coding translations. Efficient support of international and cross-national coding schemes is provided. Validation checks on the synonym code lists can be imposed to insure that coding meets Sponsor criteria. A final clinical review will be conducted of all codes to ensure accuracy and consistency.

  *  Data Query Resolution Process

     Queries arising from data entry, validation and dictionary coding will be reviewed and, if possible, resolved by Data Management personnel, according to the rules documented in the Data Management Plan. Where necessary, queries will be passed to PPD Pharmaco CRAs for resolution or forwarded to the investigator. Review and correction of data will occur on an ongoing basis. Edits resulting from the responses to query forms will be updated and verified before being stored in the database. Queries and corrections will be tracked electronically for each CRF.

  *  Status Reports

     PPD Pharmaco will provide Carrington with standard monthly status reports indicating the progress made on the project. This report can be customized to meet Carrington's specifications. The report will include such information as number of patients entered, number of completed patients, number of ongoing patients and metrics on key processes.

  *  Data Management Auditing

     To ensure accuracy, PPD Pharmaco will carry out a 100% review of all key safety and efficacy variables. In addition, a random 10% of the CRFs will undergo a 100% verification against the database throughout the Study. Various patient listings are also produced and reviewed to additionally assure data quality and consistency.

  *  Final Database

     A final quality assurance (QA) audit will be performed on 10% of the patients on the final database after the quality control measures have been completed. A written report of the QA audit will be prepared and sent to Carrington reporting discrepancies that are found.

     PPD Pharmaco standard database delivery is in a SAS format; however, it will be provided in another format if Carrington so chooses. The program code will remain with PPD Pharmaco at the conclusion of the Study. CRFs and supporting documentation will be returned to Carrington at the conclusion of the project.

  *  Data Transfers

     *    Format  and  Test.    PPD  Pharmaco  will  require  data transfer
       specifications  (i.e.  file  layouts,  formats)  before  initiating
       program   development  for   data  transformation.    PPD  Pharmaco
       recommends at least one preliminary transfer to test the transfer mechanisms prior to the final database transfer.

    *     Final.   PPD Pharmaco will provide Carrington with computer files
       containing    the   project   database(s)   along   with   complete
       documentation.

  Statistical Analysis

  *  Biostatistics Project Team

     Within the Biostatistics department, a Lead Biostatistician will oversee all analyses and production of tables and listings. This person will be responsible for providing the appropriate analysis, instructing the team on key data issues and interacting with the Sponsor as well as other PPD Pharmaco groups, and/or regulatory authorities. Support Statisticians will work closely with the Lead Statistician to assure compliance with the analysis plan. PPD Pharmaco will also identify a Lead Statistical Programmer who will oversee the resourcing of tables, figures and listings in production. Furthermore, validation efforts under the direction of a primary Validator will insure the accuracy of the results. All results will be reviewed by a QC Auditor prior to release to the Sponsor. This core team will provide the Sponsor with a dedicated team to efficiently implement the statistical analysis.

  *  Biostatistics Services Overview

     The proposed biostatistics workscope for this programs includes collaboration with data management on CRFs and edit checks, a statistical analysis plan, 1 interim analysis, a final statistical a n alysis and biostatistical collaboration on a final clinical statistical report. All of PPD Pharmaco's statistical services and procedures are designed for compliance with the ICH Draft Guideline on Statistical Principles for Clinical Trials (Federal Register, Vol. 62, No. 90, 9 May 1997). The proposed services and deliverables are described in greater detail in the following sections.

  *  Biostatistics Collaboration with Data Management

     PPD Pharmaco's Biostatistics team will begin to access data to create the analysis datasets once a sufficient amount of data has been entered. In addition to standard validation checks that are programmed by the Data Management group, exploration of data problems or issues that affect statistical analysis will be considered. Statisticians will work closely with the Data Managers and Clinical Project Leaders to discuss relevant issues to improve ongoing data collection efforts.

  *  Analysis Plans

     In collaboration with the Sponsor's assigned clinical and statistical scientists, PPD Pharmaco will develop one analysis plan for the Study. Any analysis strategy features unique to the Study will be explained in the analysis plan in detail. The analysis plan will model the final Study reports; the introduction, background, objectives and statistical methodology sections will be written in sufficient detail for the final reports. This advance writing and planning promotes earlier, more detailed, critical thinking about the analysis needs and reduces writing time and costs for the final reports.

     The analysis plan will include shells for the final Study report tables, figures and listings. The shells will be developed based on Protocol objectives, the analysis strategy and collaborative input from the Sponsor's clinical and statistical scientists. The shells will show concisely how statistical summaries are to be presented on the page. Each custom table layout will be designed to promote a complete, consistent and concise representation of analysis for the Study's results.

     The cost of the Analysis Plan is based on the following assumptions:

     * One draft version and one final version of the analysis plan text and shells are budgeted.
     * The Analysis Plan will include each unique table template and with each template, the list of tables that are to be based on that template. Also included will be listing and figure shells.

  *  Analysis and Reporting Databases

     PPD Pharmaco will develop an analysis and reporting database, based on written specifications developed by the biostatistics team.

     The written specifications for the analysis database will include a detailed description of each component analysis file, including information about how the file relates to other files in the database, a dictionary of included variables (showing assigned formats and labels) and detailed specifications for each created variable included in the file. The specifications for each created variable include the following components: variable name, format, label, a prose description of the variable, the source variables required for its creation, and the logic algorithms used in its creation.

  *  Statistical Analysis and Tables Production

     Analogous to the specifications for the analysis database, PPD Pharmaco will develop detailed specifications for the statistical analyses and tables production. PPD Pharmaco will design, create and validate SAS? programs that perform the analyses described in the analysis plan and the summary tables and listings. The internal documentation components for the analysis and table production will include the analysis plan, tables and listings specifications, documented SAS? analysis programs, resulting SAS? output for the analyses and documentation of the validation/QC of the tables and listings. PPD Pharmaco will provide documentation of all created variables used in any analysis or data summary.

     Where practical, PPD Pharmaco will use SAS? macros to facilitate consistent application of the analysis strategy across all Protocols. Some proprietary SAS? macros will be used as well, particularly for summaries of safety information and for table formatting. While proprietary macros will not be made available to the Sponsor, a description of their design intent can be provided for any audit review. All SAS? programs used or generated for this project will remain the property of PPD Pharmaco.

     The cost of the statistical analyses and tables production is based on the following assumptions:

  * The estimated counts for tables, listings and figures are summarized as follows:

     Counts               Uniques     Repeats     Total
     Tables               22          16          38
     Listings             23          3           26
     Figures              2           0           2

     * Additional unique tables will be provided at a cost of $2,000 per table and additional listings will be provided at a cost of $1,000 per listing.

     * Table production costs will be based on the approved analysis plan and table shells.

     * Any Sponsor-requested changes after analysis plan approval should be communicated in writing through the project director. Discussions about the changes may precede the written authorization, as needed, to clarify and cost the request in advance. Sponsor-requested changes made after the approval may require additional costs and may affect the production timetable.

     *    The scope of this bid allows for one review of draft tables.

  *  Statistics Report

     A statistical report will be prepared which contains a brief review of the clinical trial methodology and will report the statistical findings of the analysis. The report will also contain a description of the statistical methodology suitable for inclusion in the statistical methods section of the final report as well as a technical statistical methodology write up for inclusion in the statistical appendix of the final report.

  Regulatory activities

  *    Good Clinical Practice (GCP) Audits

     PPD Pharmaco will conduct 4 trial site regulatory compliance audits. The purpose of each trial site audit is to determine the trial site s adherence to the Study Protocol and Good Clinical Practices (GCP) guidelines and Federal Regulations; to ensure integrity of scientific data; to determine that the rights and welfare of human research subjects are being or have been adequately protected; and to ensure that PPD Pharmaco and the Sponsor have monitored the trial site in accordance with GCPs, Federal Regulations, and standard operating procedures. Trial site selection will be based on several Study variables: sites with high or rapid enrollment, sites with a significant number of Protocol violations, sites with a frequent change in Study personnel, or sites with noticeably better/worse efficacy and safety data compared to other investigators within the Study. Normally, 10% to 20% of trial sites participating in a clinical Study are audited to ensure general regulatory compliance.

     Each trial site audit will involve an audit of the following: a 100% review of regulatory documents; a 100% review of all signed informed consents; a 100% review of investigational material accountability; a 100% review of reported serious adverse events; an investigator and/or Study coordinator interview; facilities inspection; and a 100% revalidation of subject source documentation to case report forms for 15% to 25% of the subjects enrolled at a site. The number of subject records reviewed at each trial site will depend upon the completion of case report forms at the time of the audit.

     Clinical/Statistical Reports

  *    Integrated Clinical and Statistical Reports

    PPD Pharmaco will write a complete Integrated Clinical and Statistical Report (ICSR) for the Study, in accordance with Sponsor specifications and current ICH guidelines. In initial preparation of the ICSR, prior to completion of the final analyses, PPD Pharmaco will create a report shell using the Study Protocol and records of Study conduct. The Sponsor has the option to review and approve the shell. When the final analysis results are available, PPD Pharmaco project management, medical writers, biostatisticians, therapeutic experts and the Sponsor will interact to discuss the interpretation of the data and to develop the discussion section of the ICSR. The results will then be incorporated into the shell and PPD Pharmaco will provide a draft report for review by the Sponsor.

    Following review by the Sponsor, a round table discussion of the report may be held. The goal of the round table is to achieve consensus on and ensure a complete understanding of Sponsor comments prior to finalization of the ICSR. If a round table discussion is not held, the Sponsor must provide only one set of comments to PPD Pharmaco for incorporation into the final ICSR. When the round table discussion has concluded, or when Sponsor comments have been received by PPD Pharmaco, the final version of the ICSR will be generated and submitted to the Sponsor for approval.

    All ICSRs written by PPD Pharmaco will undergo a complete internal review by a Quality Control Coordinator, the project statistician, the project manager, the project physician, and a Quality Assurance Auditor prior to release to the Sponsor. This review will consist of a review of format against the Sponsor style guide, verification of compliance with ICH guidelines, a 100% comparison of data, both tabular and in text, against listings and tables, and a medical/scientific review of data interpretation.

    One  draft  of  the ICSR will  be provided  to the  Sponsor  for review and comment. Additional review cycles will result in delays in finalization and increased costs. Review of the draft by the Sponsor should not exceed two weeks time. Any time beyond this period will result in an equal delay in finalization of the report.

  Safety

  *      Serious Adverse Event Reporting and Monitoring

     Investigative sites will report all serious adverse events (SAEs) directly to PPD Pharmaco. PPD Pharmaco will ensure that each event has been properly recorded on the SAE form. Once initial review has been completed, PPD Pharmaco will fax the SAE report to Carrington. The procedure should be completed within one working day of receipt of an SAE report.

    It is understood that Carrington's medical monitors will review all SAEs and determine causality. PPD Pharmaco's Medical Monitor will be responsible for reviewing the SAE report for accuracy and completeness and for answering routine clinical questions.

    PPD Pharmaco's MA/PVG group will be responsible for preparing patient SAE narratives for IND Safety Report. All patient narratives will be in a format acceptable to both PPD Pharmaco and Carrington. It is assumed that narratives will undergo only one review cycle by Carrington. Carrington will be billed for this activity based on the actual number of SAE narratives completed.

    PROJECT BUDGET

                 BUDGET SUMMARY FOR Carrington PROTOCOL 9084:

  TASK
  1.  Clinical***                         1,212,061
  2.  Data Management                       164,335
  3.  Biostats*                              93,447
  4.  Medical Writing                        40,731
  5.  Regulatory: File & Site Audits         84,203
  6.  Medical Monitoring 7.                  46,207
      SAE Narratives will be separately
      invoiced at the rate of $875.00 each
  7.  IS Support                             17,707

  Total Direct Costs                     $1,658,690

      Investigator Meeting Preparation      153,000
      Investigator Grants**                 773,640
      IRB Reimbursement                      18,850
      Central Labs                           29,921
      Travel - Monitoring                   415,833
      Travel - Site Audits                    6,152
      CRF Printing and Shipping               5,459
      Miscellaneous                             431

  Total Indirect Costs                   $1,403,287

  Project Grand Total                    $3,061,977


  * Additional unique tables or figures will be provided at a cost of $2,000 per table or figure and additional listings or repeat tables or repeat figure will be provided at a cost of $1,000 each.
  ** Sponsor will be billed an additional $1,448 for each screening failure.
  *** Figure includes additional labor expenses incurred due to the delay in the availability of drug.